Exhibit 10.19

THIS AGREEMENT is made on the                day of                                                          2023

BETWEEN

(1)	CYTOMED THERAPEUTICS LIMITED (Company Registration No. 201808327H), a company incorporated in Singapore and having its registered address at #08-22 One Commonwealth, 1 Commonwealth Lane, Singapore 149544 (the “Company”);

AND

(2)	____________________ (NRIC No. ___________), a ___________ citizen whose residential address is at _________________________ (the “Executive”),

(collectively the “Parties” and individually the “Party”).

NOW IT IS AGREED that the Company will appoint the Executive and the Executive will serve the Company as an executive of the Company on the terms and conditions set out as follows from the Commencement Date (as defined below), notwithstanding the date of this Agreement:

1	INTERPRETATION

1.1	In this Agreement, the following terms shall have the following meanings unless the context requires otherwise:

“Board” means the board of directors for the time being of the Company, and includes any committee of the Board duly appointed by it;

“Nasdaq” means the Nasdaq Capital Market of the Nasdaq Stock Market;

“Nasdaq Rules” means the rules in relation to the Nasdaq as amended, supplemented or modified from time to time;

“Commencement Date” means _________________;

“Companies Act” means the Companies Act, Chapter 50 of Singapore as amended, supplemented or modified from time to time;

“Compensation Committee” means the compensation committee of the Company, or similar committee as may be constituted from time to time;

“Confidential Information” means the following and shall include but not limited to:

(i)	information relating to the Group’s financial, regulatory, personnel or operational matters;

(ii)	information relating to the Group’s clients, customers, beneficiaries, suppliers, employees, sponsors or business associates and partners;

(iii)	trade secrets, know-how, inventions, discoveries, techniques, processes, methods, formulae, ideas, technical data and specifications, testing methods, research and development activities, computer programs and designs;

(iv)	contracts, product plans, sales and marketing plans, business plans; and

(v)	all information not generally known outside of the Group regarding the Group and its business, regardless of whether such information is in written, oral, electronic, digital or other form and regardless of whether the information originates from the Group or the Group’s agents;

“Contracts (Rights of Third Parties) Act” means the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore as amended, supplemented or modified from time to time;

“CPF” means the Central Provident Fund Board in Singapore;

“Employment Manual” means the Company’s employee manual which sets out the Company’s rules, regulations, policies and procedures;

“Group” or “Group Companies” means the Company, its related corporations and associated companies at the relevant time and “Group Company” means each or any of the Group Companies;

“Nominating and Corporate Governance Committee” means the nominating and corporate governance committee of the Company, or similar committee as may be constituted from time to time;

“related corporation” shall have the meaning assigned to it under Section 6 of the Companies Act;

“S$” means the lawful currency of Singapore; and

“Term” means the period from the Commencement Date until the expiry or termination of this Agreement.

1.2	In this Agreement, unless the context requires otherwise:

(i)	the headings to the Clauses do not form part of this Agreement and shall not be taken into consideration in the interpretation or construction thereof of this Agreement;

(ii)	references in this Agreement to any law, regulation or other statutory provision includes reference to such law, regulation or provision as may be modified, consolidated or re-enacted from time to time;

(iii)	words importing the singular number includes the plural number and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa, and references to natural persons shall include firms, associations and bodies corporate and vice versa;

(iv)	references in this Agreement to any Clause, sub-Clause or Schedule without further designation shall be construed as references to the clause, sub-clause or schedule of this Agreement so numbered; and

(v)	references to this Agreement or any other document referred to herein shall be construed as references to such document as the same may be amended, varied or supplemented from time to time.

2	APPOINTMENT AND DURATION

2.1	The Company hereby appoints the Executive, and the Executive agrees to serve, as the _________________ of the Company under the direction of the Board on the terms and subject to the conditions under this Agreement (the “Appointment”).

2.2	The Appointment has commenced on the Commencement Date on the terms and conditions of this Agreement, and shall continue unless terminated in accordance with Clause 10 herein. Any such variation of the terms herein shall be subject to the approval of the Board, the Compensation Committee and the Nominating and Corporate Governance Committee, and/or (if necessary) the shareholders of the Company.

2.3	For the avoidance of doubt, no further benefit or compensation (including any benefits upon termination or severance payments) is payable by the Company to the Executive if the Appointment is terminated in accordance with the terms of this Agreement.

2.4	The appointment shall be on and subject to the terms contained in this Agreement.

3	DUTIES OF THE EXECUTIVE

3.1	Subject to such instructions and directions as may from time to time be given to the Executive by the Board, the Executive shall use all proper means in his power to advise, promote, improve, develop, extend and maintain the Group’s business and to protect and further the reputation, business, interests and success of the Group.

3.2	Without prejudice to the provisions of Clause 3(a), the Executive shall during the Appointment under this Agreement:

(i)	undertake such duties and exercise such powers in relation to the Group Companies and the Group’s business as the Board shall from time to time assign to or vest in him;

(ii)	in the discharge of such duties and in the exercise of such powers, observe and comply with all resolutions, regulations and directions from time to time made or given by the Company or the Board;

(iii)	unless prevented by ill health or accident, devote so much of his time and attention and ability to the discharge of his duties hereunder;

(iv)	in pursuance of his duties hereunder perform such services for any Group Company and accept such offices in such Group Company as the Board may from time to time reasonably require;

(v)	not without the prior written consent of the Board during the period of his appointment with the Company engage or be interested either directly or indirectly in any capacity in any trade or business or occupation whatsoever which is in conflict with the interest of the Company;

(vi)	undertake all other duties and obligations as may be required of him as an ____________ pursuant to the Companies Act, the Nasdaq Rules, the memorandum and articles of association of the Company, the laws and regulations of Singapore and the jurisdictions which the Group operates in and all other applicable laws, regulations, rules, standards and best practices from time to time; and

(vii)	exercise his best endeavours to procure the Company’s compliance with the Companies Act, the Nasdaq Rules, the memorandum and articles of association of the Company, and all other applicable laws, rules, regulations, guidelines and practice notes which are binding on or applicable to the Group, including, without prejudice to the generality of the foregoing, the Company’s listing undertakings to the relevant regulatory authority.

3.3	The Executive shall carry out his duties and exercise his powers jointly with any other executive(s) appointed by the Board to act jointly with him to the extent applicable and the Board may at any time for any period require the Executive to cease performing or exercising the said or any duties or powers.

4	SECONDMENT

4.1	The Company may second (“Secondment”) the Executive from time to time to any other Group Company (“Secondee”). The Secondment shall not result in a reduction in the salary or any other material deterioration in the Executive’s terms of the Appointment.

4.2	In the event of any Secondment, the Executive shall remain an employee of the Company at all times and shall not be deemed to be an employee of the Secondee by virtue of the Secondment. His actions and omissions shall be the exclusive responsibility of, and at the risk of, the Company except to the extent that he acts in accordance with the directions of the Secondee.

5	REMUNERATION

5.1	During his appointment, the Company shall pay to the Executive:

(i)	a basic salary at the rate of S$__________ per month (inclusive of the employee contributions of the mandatory provident fund, under the CPF requirement in Singapore), payable in arrears on the last day of every month or any earlier date according to the applicable policy of the Company from time to time; and

(ii)	a discretionary bonus which is subject to the approval of the Compensation Committee and Board.

5.2	The Company shall, in addition to the remuneration referred to in Clause 5.1, make such other payments, allowances or benefits (including medical benefits) to the Executive as stipulated in the Employment Manual.

5.3	The Compensation Committee (subject to the approval of the Board) may in its absolute discretion, in addition to the payments and benefits referred to in Clauses 5.1 and 5.2, make such other payments, allowances or benefits to the Executive.

5.4	All payments, allowances and benefits under this Clause will be subject to the prevailing CPF regulations, if applicable.

5.5	The remuneration of the Executive will be reviewed by the Compensation Committee on the day falling one (1) week from the Board’s approval of the audited financial statements for the immediate preceding financial year, and any proposal for the increase in the Executive’s remuneration as approved by the Compensation Committee will be subject to the approval of the Board.

5.6	The Executive shall abstain from voting in respect of any resolution or decision to be made by the Board in relation to the remuneration of the Executive, as well as the terms and renewal of this Agreement.

6	HOURS OF WORK AND HOLIDAYS

6.1	The Executive shall work such hours as may be necessary or appropriate from time to time to carry out his responsibilities and duties under this Agreement properly and effectively.

6.2	The Executive is entitled to an annual leave of ___ days in each year of service with the Company and proportionately for any lesser period in the event of the Appointment hereunder being terminated before the end of a completed year.

6.3	Any leave to which Executive is entitled for a year and which is not taken in that year shall be carried forward for the next one year according to the applicable policy of the Company from time to time.

6.4	Annual leave must be taken at a time that is mutually convenient to the Executive and the Company, taking into consideration the requirements of the Company.

6.5	For the avoidance of doubt, all government-declared public holidays at the place of work of the Executive, for the time being, shall be deemed to be public holidays for the Executive.

7	CONFLICT OF INTEREST

During this Agreement, and save as already disclosed to and approved by the Board, the Executive shall not (except as a representative or nominee of any Group Company or otherwise with the prior consent in writing of the Board) be directly or indirectly engaged, concerned or interested in any other business which:

(i)	is wholly or partly in competition with any business carried on by any Group Company by itself or themselves or in partnership, common ownership or as a joint venture with any third party; or

(ii)	as regards any goods or services, is a supplier to or customer of any Group Company.

8	CONFIDENTIALITY

8.1	The Executive shall not except as authorised or required by his duties reveal to any person, firm or company any of the trade secrets, secret or confidential operations, processes or dealings or Confidential Information of any Group Company or any information concerning the organisation, business, finances, transactions or affairs of any Group Company which may come to his knowledge during his appointment hereunder and shall keep with complete secrecy all Confidential Information entrusted to him and shall not use or attempt to use any such information in any manner which may injure or cause loss either directly or indirectly to any Group Company or its business or may be likely so to do. This restriction shall continue to apply after the termination of this Agreement without limit in point of time but shall cease to apply to information or knowledge which may come into the public domain.

8.2	The Executive shall not, during the continuance of this Agreement, make, otherwise than for the benefit of any Group Company, any notes or memoranda relating to any matter within the scope of the business of any Group Company or concerning any Confidential Information of any Group Company or any of its dealings or affairs nor shall the Executive either, during the continuance of this Agreement or afterwards, use or permit to be used any such notices or memoranda otherwise than for the benefit of any Group Company it being the intention of the parties hereto that all such notes or memoranda made by the Executive and Confidential Information shall be the property of the Company or such other Group Company. Upon the termination of the Executive’s appointment hereunder, the Executive shall return the said notes, memoranda and Confidential Information or provide evidence of its destruction to the satisfaction of the Company or such other Group Company.

9	DISCOVERY / INVENTIONS

9.1	Any process, procedure, program, discovery, idea, formulae, improvement, development, technology, design, invention (collectively “Inventions”), whether or not patentable or copyrightable, conceived, developed, invented or made solely by the Executive, or jointly with others, while in the service of the Company in connection with or in any way affecting or relating to the business of any Group Company or capable of being used or adapted for use therein or in connection therewith shall forthwith be disclosed to the Company and shall belong to and be the absolute property of the Company or such other Group Company as the Company may nominate for the purpose.

9.2	The Executive, if and whenever required so to do (whether during or after the termination of his appointment), shall at the expense of the Company or its nominee apply or join in applying for letters patent or other similar protection in the Republic of Singapore or any other part of the world for any such Inventions as aforesaid and execute all instruments and do all things necessary for vesting the said letters patent or other similar protections when obtained and all right and title to and interest in the same in the Company and/or its nominee absolutely and as sole beneficial owner or in such other person as the Company may require.

10	TERMINATION

10.1	Voluntary Resignation: The Executive may terminate this Agreement at any time by giving at least three (3) months’ prior written notice, or payment of three (3) months’ salary in-lieu of notice, to the Company.

10.2	Automatic Termination: This Agreement shall automatically terminate without any notice or payment in lieu of notice if the Executive, in the reasonable opinion of the Board, under the following circumstances:

(i)	is found guilty of any willful misconduct in the discharge of his duties and responsibilities; or

(ii)	in the event of any serious or repeated breach or non-observance by the Executive of any of the stipulations contained in this Agreement.

Upon such termination the Executive shall not be entitled to claim any compensation or damages for or in respect of, by reason of such termination.

10.3	Termination by the Company: At any time during his appointment, the Company may terminate the Executive’s appointment forthwith with notice in writing if the Executive, in the reasonable opinion of the Board:

(i)	becomes bankrupt or makes any composition or enters into any deed of arrangement with his creditors;

(ii)	is or may be suffering from a mental disorder;

(iii)	is convicted of any criminal offence (save for an offence under road traffic legislation for which he is not sentenced to any term of immediate or suspended imprisonment) and sentenced to any term of immediate or suspended imprisonment;

(iv)	by reason of ill health or injury caused by his own default and is unable to perform any of his duties under this Agreement for a period of 120 days or more; or

(v)	in the event the Executive becomes prohibited by the Company’s articles of association, any law or any order from any regulatory body or governmental authority, from being, or ceases to be, an employee or executive or director of the Company, for any reason whatsoever.

Upon such termination the Executive shall not be entitled to claim any compensation or damages for or in respect of, by reason of such termination.

10.4	The Company without prejudice to any remedy which it may have against the Executive for the breach or non-performance of any of the provisions of this Agreement may by notice to the Executive forthwith terminate this Agreement with immediate effect if he:

(i)	commits any act that is reported in general or trade press or otherwise achieves general notoriety which involves conduct that is likely to be regarded as illegal, immoral or scandalous and which, in the reasonable opinion of the Board is likely to discredit the Executive to a degree which materially reduces the value of his services to the Company or may discredit the Company through association with the Executive;

(ii)	is, in the reasonable opinion of the Board, incompetent in or has acted with willful misconduct in, the performance of his duties; or

(iii)	breaches any material provision of this Agreement.

10.5	Notwithstanding the above, at any time during the appointment, the Company may voluntarily terminate the Executive’s appointment by giving three (3) months’ notice in writing, or payment of three (3) months’ salary in-lieu of notice, to the Executive. The Executive shall not be entitled to claim any compensation or damages by, or in respect of, reason of such termination.

10.6	Upon the termination of his appointment hereunder for whatever reason:

(i)	the Executive shall at the request of the Company immediately resign from office as an executive of the Company and from all offices held by him in any other Group Company and from all other appointments or offices which he holds as nominee or representative of any Group Company without claim for compensation, and if he should fail to do so within seven (7) days, the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign and deliver any documents or do any things necessary or requisite to give effect to these;

(ii)	the Executive shall deliver to the Board all correspondences, drawings, documents and other papers and all other property belonging to any Group Company which may be in the Executive’s possession or under his control (including such as may have been made or prepared by or have come into the possession or under the control of the Executive and relating in any way to the business or affairs of any Group Company or of any agent, correspondent or customer of any Group Company and the Executive shall not without the written consent of the Board retain any copies thereof;

(iii)	if so requested, the Executive shall send to a duly appointed officer of the Board a signed statement confirming that he has complied with sub-Clause (ii) hereof; and

(iv)	the Executive shall not, without the consent of the Company, at any time thereafter represent himself as being in any way connected with the Company, the Group, any Group Companies or with the business of the Group or any Group Company.

11	NON-COMPETITION AND NON-SOLICITATION

11.1	The Executive hereby agrees with the Company that he shall not during the Appointment hereunder and within a period of twelve (12) months upon him ceasing to be an executive of the Company in all territories where the Company or any Group Company operates or carries on business at the time of the termination of this Agreement (hereinafter referred to as the “Territories”) directly or indirectly, except with the Company’s prior written consent:

(i)	either on his own account or for any other person directly or indirectly solicit, interfere with or endeavour to entice away from any Group Company any person who to his knowledge is now or has been a client, customer or employee of, or in the habit of dealing with, any Group Company;

(ii)	save for his current interests either alone or jointly with or as a manager, agent for or employee of any person, directly or indirectly carry on or be engaged or concerned or interested in any business which shall be in direct competition with the business carried on by any Group Company at the date hereof or as at the time of cessation of employment (as the case may be) (the “Relevant Business”); and

(iii)	act as an executive or director or otherwise of any other person, firm or company engaging directly or indirectly in the Relevant Business which is in competition with the business of any Group Company.

11.2	The Executive hereby agrees with the Company that he shall not during the Appointment hereunder and upon him ceasing to be an executive of the Company directly or indirectly, except with the Company’s prior written consent disclose to any person, or himself use for any purpose, and shall use his best endeavours to prevent the publication or disclosure of, and information concerning the business, accounts or finances of any Group Company or other Confidential Information, or any of its clients’ or customers’ transactions or affairs, which may, or may have, come to his knowledge.

11.3	In the event that any of the covenants in Clause 11.1 is held by a tribunal of competent jurisdiction to be void as being in unreasonable restraint of trade, the Executive shall not directly or indirectly at any time after the termination date of the Appointment hereunder for a term of twelve (12) months in the Territories undertake any of the above activities described in Clause 11.1 with the intent that the provisions for and reference to herein of:

(i)	the alternative periods; and

(ii)	the alternative and cumulative parts of the Territories,

shall be construed and/or be deemed as a number of separate covenants and independent of each other and capable of severance without altering the meaning of the words being severed not forming a part of the main purport and substance of the covenants.

11.4	Since the Executive may also obtain in the course of his appointment by reason or services rendered for any related corporation of the Company knowledge of the trade secrets or other Confidential Information of such related corporation the Executive hereby agrees that he shall at the request and cost of the Company enter into a direct agreement or undertaking with such related corporation whereby he shall accept restrictions corresponding to the restrictions herein contained (or such of them as may be appropriate in the circumstances) in relation to such business and such area and for such period as such related corporation may reasonably require for the protection of its legitimate interests.

11.5	The Executive acknowledges that the restrictions contained in this Clause are reasonable and that substantial damage will be caused to the Company in the event of any violation of any of the provisions of this Clause by him.

11.6	The Executive agrees and acknowledges that damages alone will not be an adequate remedy for the Company and/or the Group in the event of breach of the restrictions set forth in this Clause, and that in addition to all other remedies available to the Company, in the event of a breach or a threatened breach of any such restriction, the Company may obtain temporary, preliminary and permanent injunctions against any and all such actions.

12	CONTINUING EFFECT

The expiration or termination of this Agreement howsoever arising shall not operate to affect such of the provisions hereof as are expressed to operate or have effect thereafter and shall be without prejudice to any other accrued rights or remedies of the parties.

13	AGREEMENT PREVAILS

This Agreement supersedes and cancels all previous understandings, agreements, warranties, undertakings and arrangements, whether oral or written, express or implied, given or made by or between the parties hereto, as well as any employment contract entered into between the Executive and any Group Company, and constitutes the entire agreement between parties hereto in respect of or relating to the appointment and/or employment of the Executive by the Company (which shall be deemed to have been terminated by mutual consent).

14	NOTICES

Notices may be given by either party in writing by letter or telefax message addressed to the other party at, in the case of the Company, its registered office for the time being and in the case of the Executive his last known address and any such notice given in writing shall be deemed to have been effected at the time at which the letter or telefax message would be delivered in the ordinary course of post or transmission as the case may be. In proving service by post, it shall be sufficient to prove that the notice was properly addressed and posted.

15	PARTIAL INVALIDITY

The various provisions of this Agreement are severable and if any provision shall be, or at any time shall become invalid, illegal or unenforceable in any respect under any law, such invalidity, illegality or unenforceability shall not in any way affect or impair any other provisions of this Agreement. This Agreement shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

16	LEGAL COSTS

All costs and expenses including but not limited to the legal fees incurred in connection with the preparation of this Agreement shall be payable by the Company.

17	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT

17.1	The parties do not intent that any term of this Agreement shall be enforceable solely under or by virtue of Contracts (Rights of Third Parties) Act by any person who is not a party to this Agreement, and further do not intend to confer on any third party any benefits under this Agreement for the purposes of the Contract (Rights of Third Parties) Act and any re-enactment thereof, the application of which legislation is hereby expressly excluded.

17.2	For the avoidance of doubt, the parties may rescind, vary, waive and release all or any of their respective rights and obligations under this Agreement without the consent of any person who is not a party to this Agreement.

18	GOVERNING LAW

This Agreement shall be governed by the laws of Singapore and each of the parties hereto submits to the non-exclusive jurisdiction of the Courts of Singapore.

IN WITNESS WHEREOF the Parties have executed this Agreement on the date first stated above.

Company

SIGNED by	)
)
for and on behalf of	)
CYTOMED THERAPEUTICS LIMITED	)
in the presence of:

Witness
Name:
NRIC/Passport No.:

Executive

SIGNED by	)
___________________	)
in the presence of:	)_

Witness
Name:
NRIC/Passport No.: